Exhibit 10.1

Notice of Performance Unit Grant

Name of Participant	[Name]

Employee ID	[ID #]

Number of Units Granted	[# Units Granted]

Grant Date	[Grant Date]

CSX Corporation (“CSX”) has granted to you performance units wherein each unit represents one share of CSX Corporation common stock. Your grant has been made pursuant to the CSX Stock and Incentive Award Plan (the “Plan”), which is incorporated herein by reference, and together with this Notice and plan document (“ Plan Document”) set forth the terms and conditions of this grant.

CSX reserves the right to terminate, change or amend the Plan at any time. Receipt of this grant does not obligate CSX to make any additional grants to you. This grant, or a portion thereof, may be subject to forfeiture if you terminate employment as set forth in this Plan Document. You will receive a separate notification to view and accept your Plan Document electronically.

A copy of the Plan is available on etrade.com and on the CSX Gateway within the Long-Term Incentives Portal under Team Sites. You should review the terms of the Notice and Plan Document carefully.

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2019-2021 Cycle Plan Document

PURPOSE AND OBJECTIVE

The CSX Long-Term Incentive Plan (“LTIP” or the “Plan”) is the vehicle under which CSX Corporation (“CSX” or “Company”) issues Performance Grants, as described in the CSX Stock and Incentive Award Plan, referred to herein as Performance Units. The Performance Units are issued pursuant to, and are subject to, the terms and conditions of the CSX Stock and Incentive Award Plan. Under the LTIP, a Performance Unit represents the right to receive a share of CSX common stock. The purpose of the LTIP is to reward eligible employees for their contribution toward the Company’s improved operating and financial performance, ultimately creating shareholder value and driving long-term success for CSX. As described below in the Plan Design section, grants of Performance Units are approved by the Compensation Committee of CSX’s Board of Directors (the “Committee”).

The Company seeks to motivate and reward employees through the issuance of Performance Units. Performance Units are settled and paid out upon certification of the Company’s achievement of predetermined levels of: (i) Operating Ratio; and (ii) Free Cash Flow during the Performance Period (as defined below). The payments are referred to as Performance Awards at the time of payment, and are payable in the form of CSX common stock if predetermined measures are achieved.

EFFECTIVE DATE AND PERFORMANCE PERIOD

The 2019-2021 LTIP Cycle (the “2019-2021 Cycle” or “Cycle”) commences February 6, 2019 (“the Effective Date”) and ends December 31, 2021. The Performance Period, the time during which Company performance is measured, begins January 1, 2019 and ends December 31, 2021.

ELIGIBILITY AND PARTICIPATION

Active employees of CSX or participating subsidiaries (the “Company” or collectively, the “Companies”) in Career Level Director and above (“Participants”) as of the Effective Date are eligible to participate in the Plan for the 2019-2021 LTIP Cycle and receive a number of Performance Units determined by a long-term incentive compensation value approved annually by the Committee. Employees hired, promoted and demoted into, within and out of an LTIP eligible position after the Effective Date but within the first calendar year of the Plan cycle will receive a pro-rata award or forfeiture of Performance Units.

PLAN DESIGN

Under CSX’s long-term incentive compensation program design, the Committee approves annually a market-competitive value of long-term incentive compensation for Participants primarily based upon Career Level. For 2019, the long-term incentive compensation value is allocated as a percent of total LTI target opportunity by Career Level as follows:

Equity Mix of 2019-2021 Grant Awards	President and CEO and Executive Vice President
Performance Units	60%
Restricted Stock Units	N/A
Stock Options	40%

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The number of Performance Units a Participant receives is calculated by multiplying the total LTI target opportunity value by the applicable percentage value of the long-term incentive compensation shown above, divided by the average closing price of CSX common stock during the most recent three full months preceding the Effective Date. For the 2019-2021 Cycle, the average stock price equaled $67.01, representing the months of November 2018, December 2018 and January 2019. This price is used solely to determine the number of Performance Units granted to each Participant at the commencement of the Cycle.

Restricted Stock Units and Stock Options are provided in separate grants.

Performance Measures

The Plan uses as the performance measures a combination of (i) Operating Ratio (“OR”) and (ii) Free Cash Flow (“FCF”) as defined herein and excluding non-recurring items as disclosed in the Company’s financial statements, as approved by the Committee. OR and FCF have been selected as performance measures for this cycle because of their high correlation to shareholder returns and alignment with CSX’s financial business plan. Efforts to improve these measures align CSX’s business objectives in a way that allows individuals to focus on desired performance outcomes. Each Participant should be motivated to improve customer service, control costs, optimize asset utilization, operate safely, and value and develop employees.

The measures are applied independently and weighted equally. Thus, if both target OR and target FCF are achieved, each measure would pay at 50% for a total payout of 100% of the grant value. If the maximum OR and maximum FCF are achieved, then each measure would generate a 100% payout for a total payout at 200%.

1.

Operating Ratio: OR is defined as CSX Corporation operating expenses divided by operating revenue. Performance achievement for the Cycle is a cumulative plan based on operating expenses and operating revenue for the Performance Period.

As the price of fuel has a significant impact on OR, fuel-adjusted OR targets will apply to this performance measure if the average highway diesel fuel (“HDF”) price per gallon for the Performance Period falls outside of a predetermined range (“Fuel Collar”). The OR charts in Exhibit A reflect the OR targets and related payout percentages at various HDF prices.

Free Cash Flow: Free cash flow measures cash generated by the business after reinvestment. Free Cash Flow is calculated as net cash provided by operating activities minus property additions and adjusted for certain other investing activities. Free cash flow is a measure of cash available for paying dividends, share repurchases and principal reduction on outstanding debt. Free Cash Flow performance achievement for the Cycle is based on cumulative results for 2019 through 2021.

The chart in Exhibit A reflects the FCF targets and related payout percentages.

RELATIVE TOTAL SHAREHOLDER RETURN MODIFIER

The President and CEO and Executive Vice Presidents may have an increase or decrease in award payouts by a maximum of 25%, with the maximum payout capped at 225% based on the Company’s relative Total Shareholder Return in accordance with Exhibit C.

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PERFORMANCE AWARDS

As shown in the Performance Measure and Payout Percentage Table in Exhibit B, Performance Awards are paid as a percentage of a Participant’s Performance Units based upon the applicable measures discussed above. All Performance Awards will be paid in CSX common stock.

No Performance Award is earned under the Plan until the Compensation Committee approves the payout percentage based upon the level of achievement of the performance measures for the Performance Period.

Impact of Change in Employment Status

Performance Awards generally will be paid only to Participants who are actively employed by the Companies at the end of the applicable three-year performance cycle. Except as provided below, all other Participants whose employment terminates prior to the end of the Cycle shall forfeit any and all Performance Units and receive no Performance Award. All earned Performance Awards will be paid no later than March 15 following the end of the Performance Period.

A Participant whose employment terminates due to death, disability, retirement, reduction in force or voluntary return to contract employment shall be eligible to retain a pro-rata Performance Award under the LTIP based on the Performance Award the Participant would have received had there been no death, disability, retirement, reduction in force or voluntary return to contract employment. The pro-rata Performance Award will be determined based upon the number of months of participation relative to the number of months in the Performance Period. In the case of death, such Performance Awards shall be paid to the Participant’s estate, or as otherwise required by law. Disability shall mean long-term disability as defined in the long-term disability plan of the Company covering the Participant. Retirement shall mean: (i) the attainment of age 55 and 10 years of Company service; or (ii) the attainment of age 65. The foregoing notwithstanding, Management shall have the discretion to terminate Performance Awards for Participants who retire but subsequently violate a non-compete agreement.

A participant who returns to contract employment due to a reduction in force within the first calendar year of the Plan Cycle, shall retain a pro-rata Performance Award based upon the number of months in an LTIP eligible position. A participant who returns to contract employment due to a reduction in force following the first calendar year of the Plan Cycle, shall retain all outstanding Performance Award units.

Participants who are part-time employees (less than 40 hours per week) on the Effective Date of the 2019-2021 LTIP Cycle shall be entitled to a pro-rata Performance Award based on the reduced hours.

Taxation of Performance Awards

Performance Awards will be paid in shares of CSX common stock. The value received by the Participant is taxable income; therefore, CSX is required to withhold income taxes at the prescribed rates for both supplemental income and employment taxes in accordance with applicable tax laws. CSX will withhold the minimum number of shares (in whole shares) equal in value to such required amount. Participants in the CSX Executives’ Deferred Compensation Plan may defer receipt of Performance Awards in accordance with the terms of that plan.

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CLAWBACK PROVISION

In the event of Company accounting irregularities discovered within three years after receipt of payment in connection with a Performance Award, which requires the Company to restate its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, the Participant shall repay all amounts in excess of the Performance Award the Participant should have received as determined under the restated financial statements. The Clawback Provision related to financial restatements applies only to Participants who are Section 16b officers at the time of grant or restatement.

A Participant who commits an act involving moral turpitude that adversely affects the reputation or business of the Companies shall forfeit all Performance Units. Examples of acts of moral turpitude include, but are not limited to, dishonesty or fraud involving CSX or any affiliated company, their employees, vendors, or customers or a violation of the CSX Code of Ethics.

In cases where all or part of the Performance Award is deferred under the CSX Executives’ Deferred Compensation Plan, this Clawback Provision shall apply and result in an immediate forfeiture of the portion deferred, including any earnings thereon from the date of deferral, in the amount needed to equal the applicable clawback amount.

CONSIDERATION FOR NON-COMPETE AGREEMENT

In consideration for eligibility under this 2019-2021 LTIP Cycle, Participants in Career Levels of Vice President and above, General Managers, and certain other designated positions must enter into a non-compete agreement, if not already in effect, as prescribed and agreed to by CSX. Eligibility and receiving a grant award for the 2019-2021 LTIP Cycle for this population is conditioned upon the existence of such non-compete agreement.

PLAN ADMINISTRATION

The Chief Administrative Officer shall be the Plan Administrator and shall interpret and construe the provisions of the Plan subject to the terms of the CSX Stock and Incentive Award Plan and the Compensation Committee’s authority and responsibility thereunder.

PLAN AMENDMENTS AND TERMINATION

The CSX Compensation Committee reserves the right to terminate, adjust, amend or suspend the Plan at any time at its sole discretion.

MISCELLANEOUS

By accepting a Performance Award, the Participant authorizes the Company to withhold, to the extent permitted by law, any amount the Participant may otherwise owe to the Company in any other capacity whatsoever.

The adoption of the 2019-2021 Cycle of the LTIP does not imply any commitment to continue the Plan, participation in the Plan or any other long-term incentive compensation plan or program for any succeeding year or period. Neither the Plan, nor any Performance Unit or Performance Award made under the Plan shall create any employment contract or relationship between the Companies and any Participant.

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